Exhibit 99.1

Tennessee Commerce Bancorp, Inc. Announces Common Stock Offering

Franklin, Tennessee (July 28, 2010)—Tennessee Commerce Bancorp, Inc. (Nasdaq:  TNCC) announced today that it has begun its marketing efforts in connection with the underwritten public offering of its common stock, to be offered pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).

The Company expects to sell up to $60 million of its common stock in the underwritten public offering.  The price of the common stock will be determined by agreement of the Company and the underwriters at the time of the offering.  Macquarie Capital (USA) Inc. is serving as sole-book running manager and Sterne, Agee & Leach, Inc., FIG Partners, LLC and Odeon Capital Group LLC are serving as co-managers for the offering.  The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the total number of shares to be sold by the Company in the offering to cover over-allotments, if any. At the Company’s request, the underwriters have reserved up to 5% of the shares of common stock for sale in the offering to the Company’s directors, officers, employees and related persons at the same price as offered to other investors.  The common stock will be issued pursuant to a prospectus filed as part of the Company’s registration statement under the Securities Act of 1933.

The Company currently intends to use the net proceeds from the offering (i) to fund organic growth, (ii) to enhance the Company’s depository franchise, including possible FDIC-assisted transactions, (iii) to acquire distressed assets from the FDIC if favorable terms are available, (iv) to pay off $8.75 million of existing indebtedness at the parent level and (v) for general corporate purposes.  The Company may contribute a portion of the net proceeds from the offering to the capital of its subsidiary, Tennessee Commerce Bank, which would use those proceeds for expansion, which in the case of transactions with the FDIC would be subject to receipt of any required regulatory approvals.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  The offering will be made only by means of a prospectus which is a part of such registration statement.  When available, a copy of the preliminary prospectus may be obtained from Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th St, 22nd Floor, New York, NY 10019, or by calling 212.231.6493 or by e-mailing us.prospectus@macquarie.com.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.

Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the filing of a prospectus, obtaining a copy of the prospectus, the use of proceeds, underwriter over-allotments and participation in the offering by directors, officers, employees and related persons. We caution you not to place undue reliance on the forward-looking statements contained in this press release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors, including, without limitation, those factors as set forth in our filings with the SEC. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.